Exhibit 99.1
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Goleta National Bank Announces Agreement to End Short-Term Loan Program

Tuesday October 29, 9:11 am ET

Goleta To Receive 100% Indemnification From Ace Cash Express, Inc. For All Legal Proceedings

GOLETA, Calif.--Oct. 29, 2002--Community West Bancshares (Nasdaq:CWBC - News), a bank holding company and the parent of Goleta National Bank (GNB), today announced that it has reached an agreement in principal with Ace Cash Express, Inc. (ACE) to end the arrangement under which GNB offers short-term loans at ACE's stores by December 31, 2002.

As part of the agreement, both GNB and ACE have individually entered into a Stipulation to a Consent Order with the Office of the Comptroller of the Currency (OCC), GNB's principal regulator, requiring that ACE indemnify 100%, instead of the existing 90%, of GNB's losses and expenses incurred on or after November 1, 2002 from certain third-party claims regarding GNB's loans, including pending legal proceedings. GNB and ACE are negotiating the definitive agreement concerning the termination of their arrangement.

Stephen Haley, President of Community West Bancshares, GNB's parent, said, "This decision serves the best interests of both GNB and ACE. GNB will receive full indemnification from ACE for claims that might occur under pending and future legal proceedings and this has tremendous value to GNB. Additionally, as structured, the decision will allow an orderly transition for both companies through December 31, 2002."

Lynda Nahra, President of GNB, added, "We believe that exiting this line of business is the best decision for GNB. We can now devote our resources to our other lines of business that are not as complex to manage as short-term consumer lending."

Under GNB's Consent Order with the OCC, GNB will, among other things, end the arrangement with ACE by December 31, 2002 and pay a $75,000 civil money penalty to the OCC. The Consent Orders permit ACE to continue to service and collect outstanding GNB loans after January 1, 2003. At this time GNB cannot estimate the costs of ending the short-term lending program. Those costs may be material to Community West Bancshares' financial results.

The end of the arrangement, and the agreement to pay the civil money penalty, do not result from any doubts on the part of GNB and ACE about the legal bases for the short-term consumer lending program or reflect any change in their determination to vigorously defend the pending legal proceedings. Indeed, GNB and ACE believe that the recent favorable decision of the U.S. District Court of the Southern District of Indiana, in the Hudson v. Ace Cash Express, Inc. lawsuit, has confirmed their legal position and strengthened their resolve to defend that position. Additionally, in the Consent Orders the OCC clearly states "The loans are made by [GNB], and, pursuant to 12 U.S.C. Section 85, [GNB] charges an interest rate permissible under the laws of the United States for national banks located in the State of California."

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Forward-looking Statements

The statements in this release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as "expect," "anticipate," "estimate," "believe," "intend," "plan," "should," "would," and terms with similar meanings.

Although Community West Bancshares' management believes that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations, and the related statements, are based on the assumptions of management and are inherently subject to risks, uncertainties, and other factors, many of which are not under Community West Bancshares' control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties, and other factors, could cause the actual results to differ materially from those projected in the forward-looking statements. Those risks, uncertainties, and factors include, but are not limited to the following: the matters discussed in our filings with the Securities and Exchange Commission; recent declines in interest income; recent losses on loans; the risk that our borrowers may fail to perform; the effect of regulation; the Consent Order that GNB has entered into with its principal regulator, the Office of the Comptroller of the Currency, and the restrictions and risk of enforcement actions under that Consent Order; risks related to GNB's short-term consumer loan product and the financial impact of GNB's ceasing to offer that product; our dependence on real estate lending; our reliance on selling loans into the secondary market; the risk of natural disasters in our principal service area; the effect of changes in interest rates on the value of our loan portfolio; competition; adverse publicity and legal proceedings; our reliance on government sponsorship of certain loan programs; the effect of bank regulations on the ability of a potential acquirer to acquire the Company; the fact that we do not expect to pay dividends for the foreseeable future; volatility in the market price of our stock; security risks related to banking services; our dependence on key employees; and potential liability for environmental problems.

Community West Bancshares does not assume, and expressly disclaims, any obligation to update or revise any of these forward-looking statements if they are affected by future events, new information, a change in the expectations or views of management, or otherwise. Community West Bancshares makes no prediction or statement about the future performance of its Common Stock.

About Community West Bancshares

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Goleta National Bank, which has two full service branches, one in Goleta and one in Ventura, California. The principal business activities of the Company are Relationship Banking, Short-Term Consumer Lending, Small Business Administration (SBA) Lending, and Mortgage Lending.

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Contact:

     Community West Bancshares, Goleta

     Stephen W. Haley, 805/692-4395

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